STOCKHOLDERS AGREEMENT

	AGREEMENT dated as of October 10, 1995 by and between DAKA International, Inc., a Delaware corporation ("Parent"), and the other parties signatory hereto (each, a "Stockholder").

	Concurrently herewith, Parent, CEI Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Parent (the "Sub"), and Champps Entertainment, Inc., a Minnesota corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may be amended from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which Sub will be merged with and into the Company (the "Merger"), whereby the shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding and held by each stockholder of the Company immediately prior to the Effective Time of the Merger (other than (i) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary of the Company or by Parent, Sub or any other subsidiary of Parent and (ii) Dissenting Shares) will be converted into the right to receive common stock, par value $.01 per share, of the Parent ("Parent Common Stock") (and cash in lieu of any fractional share).

	As a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that each Stockholder enter into, and each such Stockholder has agreed to enter into, this Agreement.

                            	AGREEMENT

	To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

	1.	Representations and Warranties.  Each Stockholder hereby
severally represents and warrants to Parent as follows:

		(a)	Ownership of Shares.  Such Stockholder is either
(i) the record and beneficial owner of, (ii) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee") of, or (iii) the beneficial owner but not the record holder of, the number of shares of Company Common Stock as set forth opposite such Stockholder's name on Schedule 1 hereto
(the "Existing Shares", and together with any shares of Company Common
Stock acquired by such Stockholder after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, the "Shares").
On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Schedule 1 constitute all of the shares of Company Common Stock owned of record or beneficially by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, and sole power to demand appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Stockholder's name on Schedule 1, with no restrictions, subject to applicable federal securities laws and the terms of this Agreement, on such rights.

	(b)	Power; Binding Agreement.  Such Stockholder has the legal
capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any trust agreement, voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which a Stockholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

	(c)	No Conflicts.  Except for filings under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, if applicable, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust or other organizational documents applicable to such Stockholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

	(d)	No Encumbrances.  Such Stockholder's Shares and the
certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever except for any such encumbrances or proxies arising hereunder.

	(e)	No Broker.  No broker, investment banker, financial adviser
or other person is entitled to any broker's , finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

	(f)	Acknowledgement of Reliance.  Such Stockholder understands
and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

	(g)	Tax Representation.  Such Stockholder has no plan or
intention, directly or indirectly, to sell, exchange, or otherwise dispose of, reduce the risk of loss by short sale or otherwise, or enter into any contract or other arrangement with respect to, or consent to the sale, exchange or other deposition of any interest in any Parent Common Stock to be received by such Stockholder pursuant to the Merger. Such Stockholder acknowledges that he is giving his representation to enable Goodwin, Procter & Hoar and Fredrikson & Byron to opine that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code and further recognizes that significant adverse tax consequences might result if such representation is not true. Such Stockholder understands and agrees that, in connection with the Merger, such Stockholder will be required to restate the foregoing representation on or about the Effective Time of the Merger.

	(h)	Total Shares Outstanding.  As of the date hereof, the
Company has 4,953,774 shares of Company Common Stock outstanding.

	(i)	Disclosure.  The representations, warranties and statements
of each Stockholder made in this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they were made, not misleading.

	2.	Agreement to Vote; Proxy.

		2.1	Voting.  Each Stockholder hereby severally agrees
that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) the number of shares held of record or beneficially by such Stockholder and set forth on Schedule 1 beside such Stockholder's name and under the column entitled "Committed Shares" (such shares hereinafter being referred to as such Stockholder's Committed Shares")
(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation; (c) any other material change in the Company's corporate structure or business; or (d) any other action; which, in the case of each of the matters referred to in clauses 3(a), (b), (c) or (d), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to the Parent of the Merger or the transactions contemplated by the Merger Agreement. Such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined in Section 7) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

		2.2	Proxy.  Each Stockholder hereby grants to, and
appoints, Parent and William H. Baumhauer, Chief Executive Officer and President, and Michael A. Woodhouse, Senior Vice President and Chief Financial Officer, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, and each of them individually, such Stockholder's irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Committed Shares as indicated in Section
2.1 above, and Parent agrees to so vote such Committed Shares. Each stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Committed
Shares. In furtherance of the foregoing, within thirty days after execution hereof, each Stockholder will, if necessary or requested by Parent, obtain a certificate from the transfer agent of the Company representing the exact number of Committed
Shares and shall execute a new proxy to the effect set forth in this Section 2.2 but citing that the shares covered by such proxy are the shares represented by such stock certificate.

	3.	Certain Covenants of Stockholders.  Except in accordance
with the terms of this Agreement, each Stockholder hereby severally covenants and agrees as follows:

		3.1	No Solicitation.  No Stockholder shall (except, as
advised in a written opinion of Fredrikson & Byron or other counsel reasonably acceptable to Parent, as may be required by applicable corporate law with respect to the provision of materials to a stockholder of the Company by a Stockholder in his capacity as an officer or director of the Company), directly or indirectly, solicit or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or could reasonably be expected to lead to a Competing Transaction or a proposal for a Competing Transaction. If any Stockholder receives any such inquiry or proposal, then such Stockholder shall promptly inform parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

		3.2	Restriction on Transfer, Proxies and Non-Interference;
Restriction on Withdrawal.  No Stockholder shall, directly or indirectly:
(i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Committed Shares or any interest therein; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Committed Shares into a voting trust or enter into a voting agreement with respect to any Committed Shares; (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement or (iv) following the Merger, sell any shares of Parent Common
Stock until such time as unaudited financial statements covering at least thirty days of the combined operations of Company and Parent following the Merger have been published by Parent.

		3.3	No Action.  Each Stockholder covenants that it
will take no action to assert that the voting rights of the Shares are adversely affected by this Agreement as a result of the provisions of
Section 302A.671 of the Minnesota Business Corporation Act or any other antitakeover or business combination statute under Minnesota law.

	4.	Further Assurances.  From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditions manner practicable, the transactions contemplated by this Agreement.

	5.	Certain Events.  Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares or Committed Shares, as the case may be, and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares or Committed Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors.

	6.	Termination.  The covenants and agreements contained herein
with respect to the Company Common Stock shall terminate on the first to occur of (a) the Effective Time of the Merger and (b) the date upon which the Merger Agreement is terminated in accordance with its terms. The covenants contained in Section 8 shall survive the termination of this Agreement to the extent that and for so long as a Stockholder Fee is due Parent under Section 8 hereof.

	7.	Stockholder Capacity.  No person executing this Agreement
who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares.

	8.	Stockholder Fee.

		(a)	In the event that the Merger Agreement is terminated
pursuant to Section 7.01(f)(i) thereof and the average per share closing price of Parent Common Stock on the Nasdaq National Market System over the twenty trading days immediately preceding the originally scheduled date of the Company's Stockholder's Meeting was equal to or greater than $22.50, then each Stockholder shall, within two business days of written demand by Parent, pay to Parent the amount of money set forth on Schedule 1 beside such Stockholder's name and under the column entitled "Stockholder Fee" (such amount of money being hereinafter referred to as such Stockholder's "Stockholder Fee"), in cash in immediately available funds; provided that in the event that the Company pays a Termination Fee under Section 7.02 of the Merger Agreement, the aggregate Stockholder Fees of the Stockholders shall be reduced accordingly (i.e., one dollar of reduction in the aggregate for each dollar paid by the Company, with such dollar of reduction distributed among the Stockholders in the same proportion that each Stockholder's Stockholder Fee is to the aggregate of all Stockholder
Fees).

		(b)	In the event that the covenants of a Stockholder
set forth in the last sentence of Section 2.2 or in Section 3.3 are not satisfied, each Stockholder shall, within two business days of demand by the Company, pay to the Company such Stockholder's Stockholder Fee, in cash in immediately available funds. After payment of such Stockholder Fee, such Stockholder shall be relieved of the obligation to pay a Stockholder Fee under Section 8(a).

	9.	 Miscellaneous.

		9.1	Entire Agreement; Assignment.  This Agreement
(i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

		9.2	Amendments. This Agreement may not be modified,
amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that
Schedule 1 hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

		9.3	Notices. All notices, requests, claims, demands
and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

	If to Stockholder:  At the address set forth on Schedule 1

			Copy to:	Fredrikson & Byron, P.A.
					1100 International Centre
					900 Second Avenue South
					Minneapolis, MN 55402-3397
					  Attention:  Gregory G. Freitag

		If to Parent:		DAKA International, Inc.
					One Corporate Place
					55 Ferncroft Road
					Danvers, MA 01923-4001
					  Attention: Charles Redepenning, Jr.

			Copy to:	Goodwin, Procter & Hoar
					Exchange Place
					Boston, Massachusetts 02109
					  Attention: Ettore Santucci

or to such other address as the person to whom notice is given may have previously furnished to tie others in writing in the manner set forth above.

		9.4	Governing Law.  This Agreement shall be governed by
and construed in accordance with the laws of the State of Minnesota regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

		9.5	Specific Performance; Cost of Collection.  Each of
the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. Parent agrees that it shall not bring any action for money damages relating to this Agreement or the transactions herein contemplated against any trustee of any Stockholder that is a trust in such trustee's personal capacity based upon any action taken or not taken pursuant to a court order or a final legal judgment.
Any costs reasonably incurred by Parent in connection with its successful enforcement of this Agreement and collection of the Stockholder Fees (including reasonable attorneys' fees) shall be borne by the Stockholder or Stockholders against whom such enforcement was successfully sought or collection was successfully made.

		9.6	Counterparts.  This Agreement may be executed in
two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

		9.7	Descriptive Headings.  The descriptive headings
used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

		9.8	Severability. Whenever possible, each provision or
portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as of such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

		9.9	Definitions.  For purposes of this Agreement:

			(a)	"Beneficially own" or "Beneficial ownership"
with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange
Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act. The meaning of this definition shall not be affected by the third sentence of Section 7 of this Agreement.

			(b)	"Person" shall mean an individual,
corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

	IN WITNESS WHEREOF, Parent, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

	DAKA INTERNATIONAL, INC.


    By:	/s/Michael A. Woodhouse
       ------------------------------------
Name:  Michael A. Woodhouse
Title: Senior Vice President, Chief
       Financial Officer and Treasurer
       (Principal Financial and
       Principal Accounting Officer)

        /s/Dean P. Vlahos
        ------------------------------------
	Dean P. Vlahos

        /s/Walter S. Henrion
	------------------------------------
	Walter S. Henrion

        /s/Robert R. Taylor
	------------------------------------
	Robert R. Taylor

                         	SCHEDULE 1

                         Number of
		         Shares of
		         Company
		         Common Stock
Name and Address	 Owned by	Committed	Stockholder	Stock
of Stockholder	         Stockholder*	Shares	        Fee	        Certificate(s)
Dean P. Vlahos	         1,970,300	121,000	        $  693,939
153 E. Lake Street
Wayzata, MN  55391

Walter S. Henrion	   269,000	269,000	        $   94,742
5460 Surrey Circle
Dallas, TX  75209

Robert R. Taylor	   600,000	600,000	        $  211,319
49-105 Calle Flora
LaQuinta, CA  92253

             Total	 _________	________	__________
                         2,839,300	990,000	        $1,000,000


Note:	As of the date of this Agreement, the Company has a total of
        4,953,774 shares of Company Common Stock outstanding. Total Committed Shares equals 19.99% of the total number of outstanding shares.








___________________

*	Indicates beneficial and, unless otherwise indicted, record
        ownership.